Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Willie Quinn Sunesis Pharmaceuticals, Inc. 650-266-3716

Sunesis Pharmaceuticals Reports Second Quarter 2019 Financial Results and Recent Highlights

Sunesis to Host Conference Call Today at 4:30 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., August 7, 2019 – Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the quarter ended June 30, 2019. Loss from operations for the three and six months ended June 30, 2019 was $6.2 million and $11.9 million. As of June 30, 2019, cash and cash equivalents, restricted cash, and marketable securities totaled $17.7 million. Subsequent to the end of the quarter, the Company raised approximately $25.9 million in net proceeds from an underwritten offering.

“We continue to make progress in the Phase 1b/2 trial of our non-covalent BTK inhibitor vecabrutinib in chronic lymphocytic leukemia and other B-cell malignancies. At the annual European Hematology Association meeting in June, we presented preliminary data demonstrating vecabrutinib’s well-tolerated safety profile and evidence of clinical activity,” said Dayton Misfeldt, Interim Chief Executive Officer of Sunesis. “More recently, in July, we announced completion of the safety evaluation period for the 200mg cohort, which continues to support the favorable safety profile with no drug-related serious adverse events experienced to date. We look forward to further defining the profile of vecabrutinib in the current study as we prepare for the upcoming Phase 2. We plan on sharing the next clinical update on the study at the annual American Society of Hematology meeting later this year.”

“In addition, we strengthened our balance sheet by completing an equity offering in July with leading biotechnology investors, as well as refinancing our previous loan with a new facility from Silicon Valley Bank in April. The proceeds from our recent offering extends our cash runway through key milestones including the initiation of the Phase 2 portion of the trial.”

Recent Highlights

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Advanced Phase 1b/2 Trial of Vecabrutinib into 300 mg Cohort. In July 2019, Sunesis opened enrollment in the 300 mg cohort in the Phase 1b/2 trial of its non-covalent BTK inhibitor vecabrutinib in adults with relapsed/refractory chronic lymphocytic leukemia (CLL) and other B-cell malignancies.

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Presented Preliminary Data at the EHA Annual Meeting. In June 2019, Sunesis presented preliminary data from the ongoing vecabrutinib clinical trial at the 24th Congress of the European Hematology Association in Amsterdam. The promising data builds upon vecabrutinib’s safety, activity, pharmacokinetic, and pharmacodynamic profile.

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Completion of Public Offering. In July 2019, Sunesis completed underwritten public offerings of shares of its common stock and Series F convertible preferred stock with net proceeds of approximately $25.9 million. The offerings attracted participation from leading biotechnology investors and will allow Sunesis to advance vecabrutinib through important clinical milestones as the ongoing dose-escalation study explores potentially active dose levels.

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Secured $5.5 Million Loan. In April 2019, the Company entered into a $5.5 million loan agreement with Silicon Valley Bank (SVB), allowing the Company to retire its existing loan. The new agreement allows the Company to defer any principal repayment on the new loan for more than 18 months, with interest-only payments through 2020 and principal repayment over 24 months beginning in 2021. The new loan also has a lower interest rate and was used to repay the Company’s prior loan.

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Announced Executive Promotions. In July 2019, Sunesis promoted Judy Fox, Ph.D. to Chief Scientific Officer, Executive Vice President, Research & Development, and Parvinder (Par) S. Hyare to Senior Vice President, Commercial. We look forward to their leadership as we prepare for the next stage of the Company’s growth.

Financial Highlights

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Cash and cash equivalents, restricted cash, and marketable securities totaled $17.7 million as of June 30, 2019, as compared to $13.7 million as of December 31, 2018. This capital, plus the approximately $25.9 million in net proceeds from the July 2019 public offerings, is expected to fund the Company through the initiation of the Phase 2 portion of the ongoing vecabrutinib Phase 1b/2 trial. The increase of $4.0 million was primarily due to $19.0 million net proceeds from issuance of common and preferred stock, and $5.5 million proceeds from SVB Loan Agreement, offset by $13.0 million net cash used in operating activities and $7.5 million used in principal payments to repay the Company’s prior loan.

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Research and development expense was $3.7 million and $6.9 million for the three and six months ended June 30, 2019, as compared to $3.8 million and $7.7 million for the same periods in 2018. The decreases between the comparable periods were primarily due to a decrease in salary and personnel expenses due to lower headcount, decrease in professional services related to higher expenses incurred in the first half of 2018 for the start-up costs of the Phase 1b/2 trial for vecabrutinib, offset by an increase in clinical expenses related to the preparation for the Phase 2 portion of the ongoing clinical trial of vecabrutinib.

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General and administrative expense was $2.5 million and $5.0 million for the three and six months ended June 30, 2019, as compared to $2.8 million and $6.2 million for the same periods in 2018. The decreases between the comparable periods were primarily due to a decrease in salary and personnel expenses due to lower headcount and stock-based compensation and a decrease in professional services expenses due to lower legal and vosaroxin patent expenses.

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Interest expense was $0.1 million and $0.4 million for the three and six months ended June 30, 2019, as compared to $0.3 million and $0.6 million for the same periods in 2018. The decreases in interest expense from both periods resulted from a lower interest rate on a lower principal amount under the SVB Loan Agreement.

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Cash used in operating activities was $13.0 million for the six months ended June 30, 2019, as compared to $12.4 million for the same period in 2018. Net cash used in the six months ended June 30, 2019, resulted primarily from the net loss of $12.1 million, partially offset by adjustments for non-cash items of $0.9 million and changes in operating assets and liabilities of $1.8 million. Net cash used in the six months ended June 30, 2018, resulted primarily from the net loss of $14.1 million, partially offset by adjustments for non-cash items of $1.6 million and changes in operating assets and liabilities of $0.1 million.

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Sunesis reported loss from operations of $6.2 million and $11.9 million for the three and six months ended June 30, 2019, as compared to $6.6 million and $13.7 million for the same periods in 2018.  Net loss was $6.2 million and $12.1 million for the three and six months ended June 30, 2019, as compared to $6.8 million and $14.1 million for the same periods in 2018.

Conference Call Information

Sunesis will host a conference today at 4:30 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (international) and entering passcode 2686126. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the Company’s website for two weeks.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company developing novel targeted inhibitors for the treatment of hematologic and solid cancers. Sunesis has built an experienced drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase inhibitor pipeline, with an emphasis on its oral non-covalent BTK inhibitor vecabrutinib. Vecabrutinib is currently being evaluated in a Phase 1b/2 study in adults with chronic lymphocytic leukemia and other B-cell malignancies that have progressed after prior therapies.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the expectations regarding the completion, timing and use of proceeds of Sunesis’ proposed offerings. Words such as "may," “intend,” “will,” “potential,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to market conditions and the satisfaction of customary closing conditions related to the proposed offerings. These and other risk factors are discussed under "Risk Factors" in the applicable prospectus supplement and in Sunesis' Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and Sunesis' other filings with the Securities and Exchange Commission. There can be no assurance that Sunesis will be able to complete the proposed offerings on the anticipated terms, or at all. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Sunesis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)	(Unaudited)
Revenue:
License and other revenue	$—	$—	$-	$237
Total revenues	—	—	-	237
Operating expenses:
Research and development	3,683	3,758	6,931	7,727
General and administrative	2,523	2,824	4,962	6,183
Total operating expenses	6,206	6,582	11,893	13,910
Loss from operations	(6,206)	(6,582)	(11,893)	(13,673)
Interest expense	(111)	(287)	(372)	(568)
Other income, net	76	29	164	128
Net loss	(6,241)	(6,840)	(12,101)	(14,113)
Unrealized gain on available-for-sale securities	—	4	—	6
Comprehensive loss	$(6,241)	$(6,836)	$(12,101)	$(14,107)
Basic and diluted loss per common share:
Net loss	$(6,241)	$(6,840)	$(12,101)	$(14,113)
Shares used in computing basic and diluted loss per common share	72,190	34,417	65,702	34,381
Basic and diluted loss per common share	$(0.09)	$(0.20)	$(0.18)	$(0.41)

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30	December 31,
	2019	2018
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$9,797	$13,696
Restricted cash	5,500	—
Marketable securities	2,386	—
Prepaids and other current assets	2,159	1,504
Total current assets	19,842	15,200
Property and equipment, net	7	11
Operating lease right-of-use asset	1,090	—
Other assets	105	113
Total assets	$21,044	$15,324
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$692	$1,393
Accrued clinical expense	525	500
Accrued compensation	869	943
Other accrued liabilities	656	1,091
Notes payable	5,456	7,396
Operating lease liability - current	545	—
Total current liabilities	8,743	11,323
Other liabilities	17	8
Operating lease liability - long term	545	—
Total liabilities	9,305	11,331
Stockholders’ equity:
Convertible preferred stock	7,113	20,998
Common stock	7	4
Additional paid-in capital	676,189	642,460
Accumulated deficit	(671,570)	(659,469)
Total stockholders’ equity	11,739	3,993
Total liabilities and stockholders’ equity	$21,044	$15,324

Note 1:  The consolidated balance sheet as of December 31, 2018 has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.